Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.28

SAN FRANCISCO – May 18, 2006 – Gap Inc. (NYSE: GPS) today reported that net earnings for the first quarter, which ended April 29, 2006, decreased 17 percent versus prior year to $242 million, or $0.28 per share on a diluted basis, compared with $291 million, or $0.31 per share, for the same period last year.

First quarter net sales decreased 5 percent to $3.44 billion, compared with $3.63 billion for the same period last year. Comparable store sales decreased 9 percent, compared with a decrease of 4 percent in the same period last year.

“During the first quarter, we made progress in each of our brands to improve the product and store experience,” said Gap Inc. president and CEO Paul Pressler. “We remain confident in the strategies underway to turn around our business performance and look forward to seeing the progress reflected in our financial results in the second half of the year.”

Store Sales Results By Division

The following table represents the company’s first quarter comparable store sales and net sales by division:

	First Quarter Comparable Store Sales		First Quarter Net Sales
	2006	2005	2006	2005
Gap North America	- 8%	- 4%	$1.1 billion	$1.2 billion
Banana Republic North America	- 5%	- 4%	$518 million	$512 million
Old Navy North America	- 11%	- 4%	$1.5 billion	$1.6 billion
International	- 11%	- 6%	$296 million	$340 million

Additional Results and 2006 Outlook

Although each of its brands made progress during the first quarter, the company continues to believe that the first half of the year will be challenging and reiterated that it expects comparable store sales to remain negative in the second quarter.

Earnings

The company reiterated its guidance for fiscal year 2006 earnings per share of $1.23 to $1.27, which reflects pre-tax expenses of about $25 million related to the adoption of SFAS 123R.

Cash and Debt

The company ended the quarter with $2.9 billion in cash and short-term investments. This represents $2.4 billion more in cash and investments than funded debt. For the first quarter, free cash flow was an inflow of $225 million, compared with an inflow of $113 million last year. The company reiterated that it expects to generate at least $900 million in free cash flow in fiscal 2006. Please see the reconciliation of free cash flow to the GAAP financial measure in the table at the end of this release.

Dividends

The company announced during the first quarter that it intended to increase its annual dividend per share by 78 percent from $0.18 to $0.32 for fiscal year 2006. It paid an $0.08 per share dividend in the first quarter of 2006.

Share Repurchases

On February 23, 2006, the company announced that its Board of Directors authorized an additional $500 million for its share repurchase program. During the first quarter, the company purchased 21.7 million shares for $389 million. Since October 2004, the company has utilized $3.4 billion to repurchase about 168 million shares.

Margins

Gross margins of 40.2 percent declined 0.6 points in the first quarter compared to the prior year, due to lower merchandise margins and the de-leveraging of rent, occupancy and depreciation. Operating margin for the first quarter was 10.8 percent. The company reiterated that operating margins are expected to be 10 to 10.5 percent for fiscal year 2006.

Inventory

The company reported that inventory per square foot was down 5 percent at the end of the first quarter as compared to being up 5 percent last year. The company now expects inventory per square foot at the end of the second quarter to be flat, compared with a 3 percent decline in the second quarter of the prior year. Inventory per square foot at the end of the third quarter is expected to be flat, compared with a 7 percent decrease in the third quarter of the prior year.

Interest Expense

The company still expects fiscal year 2006 gross interest expense to be about $40 million.

Depreciation and Amortization

The company reiterated that it expects depreciation and amortization expense for fiscal year 2006 to be about $535 million.

Capital Expenditures and Effective Tax Rate

First quarter capital expenditures were approximately $91 million and the first quarter effective tax rate was 38.6 percent. The company continues to expect capital spending to be about $675 million in 2006 and the effective tax rate to be about 39 percent for 2006.

Real Estate

Through April 29, 2006, the company opened 38 store locations and closed 21. Net square footage for the first quarter 2006 increased 3 percent compared with the same period last year. For fiscal 2006, the company still expects to open about 175 store locations, weighted toward Old Navy brand, and to close about 135 store locations, weighted toward Gap brand. Net square footage is still expected to increase between 1 and 2 percent for fiscal 2006.

The following table represents the number of store location openings and closings, and square footage by brand.

	April 29, 2006
	Beginning Q1 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q1	Sq. Ft. (millions)
Gap North America	1,335	11	(18)	1,328	12.6
Gap Europe	165	—	(1)	164	1.5
Gap Asia	91	7	—	98	1.0
Old Navy North America	959	13	(1)	971	18.6
Banana Republic North America	494	3	(1)	496	4.2
Banana Republic Japan	4	4	—	8	—
Forth & Towne	5	—	—	5	0.1

Total	3,053	38	(21)	3,070	38.0

	April 30, 2005
	Beginning Q1 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q1	Sq. Ft. (millions)
Gap North America	1,396	9	(15)	1,390	13.0
Gap Europe	169	—	(2)	167	1.5
Gap Asia	78	7	(1)	84	0.9
Old Navy North America	889	23	(5)	907	17.6
Banana Republic North America	462	2	(2)	462	3.9
Banana Republic Japan	—	—	—	—	—
Forth & Towne	—	—	—	—	—

Total	2,994	41	(25)	3,010	36.9

Webcast and Conference Call Information

Sabrina Simmons, Senior Vice President, Treasury and Investor Relations, will host a summary of Gap Inc.’s first quarter results in a live conference call and real-time webcast at approximately 5:00 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. president and chief executive officer, Byron Pollitt, Gap Inc. executive vice president and chief financial officer, Cynthia Harriss, president of Gap North America, Marka Hansen, president of Banana Republic, and Jenny Ming, president of Old Navy, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on gapinc.com.

May Sales

The company will report May sales on June 1, 2006.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the fiscal year and first quarter of 2006 and forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) improved business performance in the second half of fiscal year 2006; (ii) comparable store sales in the second quarter and second half of fiscal year 2006; (iii) earnings per share for fiscal year 2006; (iv) pre-tax expenses related to the adoption of SFAS 123R; (v) free cash flow for fiscal year 2006; (vi) annual dividend amount in fiscal year 2006; (vii) operating margin for fiscal year 2006; (viii) year-over-year change in inventory per square foot at the end of the second and third quarters of fiscal year 2006; (ix) gross interest expense for fiscal year 2006; (x) depreciation and amortization for fiscal year 2006; (xi) capital expenditures for fiscal year 2006; (xii) effective tax rate for fiscal year 2006; (xiii) store openings and closings, and weightings by brand, for fiscal year 2006; and (xiv) real estate square footage for fiscal year 2006.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls; the risk that subsequent events may occur that require adjustments to the company’s unaudited financial statements; the risk that the adoption of new accounting pronouncements will impact future results such as the impact of the adoption of SFAS 123R in fiscal 2006 on the effective tax rate; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic and operating initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of May 18, 2006 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

# # #

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)	April 29, 2006	April 30, 2005
ASSETS
Current assets
Cash and equivalents	$1,822	$1,354
Short-term investments	999	1,254
Restricted cash	49	1,008
Merchandise inventory	1,906	1,917
Other current assets	570	502

Total current assets	5,346	6,035
Property and equipment, net	3,205	3,315
Other assets	348	422

Total assets	$8,899	$9,772

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,236	$1,175
Accrued expenses and other current liabilities	788	913
Income taxes payable	154	168

Total current liabilities	2,178	2,256
Long-term liabilities
Long-term debt	513	513
Lease incentives and other liabilities	929	980

Total long-term liabilities	1,442	1,493
Total shareholders’ equity	5,279	6,023

Total liabilities and shareholders’ equity	$8,899	$9,772

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended
($ in millions except per share amounts, shares in thousands)	April 29, 2006	April 30, 2005
Net sales	$3,441	$3,626
Cost of goods sold and occupancy expenses	2,059	2,145

Gross profit	1,382	1,481
Operating expenses	1,009	1,016
Interest expense	10	23
Interest income	(31)	(25)

Earnings before income taxes	394	467
Income taxes	152	176

Net earnings	$242	$291

Weighted-average number of shares - basic	852,739	888,920
Weighted-average number of shares - diluted	860,681	951,862
Earnings per share - basic	$0.28	$0.33
Earnings per share - diluted	0.28	0.31
Number of store locations open at end of period	3,070	3,010
Total square footage at end of period (in millions)	38.0	36.9

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirteen Weeks Ended
($ in millions)	April 29, 2006	April 30, 2005
Cash Flows from Operating Activities:
Net earnings	$242	$291
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization (a)	135	146
Stock-based compensation expense	8	5
Tax benefit from exercise of stock options and vesting of restricted stock	6	5
Excess tax benefit from exercise of stock options	(2)	—
Other non-cash reconciling adjustments	1	(6)
Deferred income taxes	(23)	(35)
Changes in operating assets and liabilities:
Merchandise inventory	(203)	(106)
Other assets	(70)	(99)
Accounts payable	90	(63)
Accrued expenses and other current liabilities	47	(32)
Income taxes payable, net	81	102
Lease incentives and other liabilities	4	27

Net cash provided by operating activities	316	235

Cash Flows from Investing Activities:
Purchase of property and equipment	(91)	(122)
Purchase of short-term investments	(565)	(725)
Maturities of short-term investments	518	293
Purchase of long-term investments	—	(50)
Change in restricted cash	6	7
Change in other assets	4	(3)

Net cash used for investing activities	(128)	(600)

Cash Flows from Financing Activities:
Issuance of common stock (b)	40	24
Purchase of treasury stock, net of reissuances	(382)	(488)
Excess tax benefit from exercise of stock options	2	—
Cash dividends paid	(68)	(62)

Net cash used for financing activities	(408)	(526)

Effect of exchange rate fluctuations on cash	7	—

Net decrease in cash and equivalents	(213)	(891)

Cash and equivalents at beginning of period	2,035	2,245

Cash and equivalents at end of period	$1,822	$1,354

(a)	Depreciation and amortization includes the amortization of lease incentives.

(b)	Does not include the non-cash conversion of our senior convertible debt of $1.4 billion to 85 million shares of common stock in March 2005.

Gap Inc.

UNAUDITED

SEC REGULATION G

RECONCILIATION OF FREE CASH FLOW TO A GAAP FINANCIAL MEASURE

($ in millions)	Thirteen Weeks Ended April 29, 2006
Net cash provided by operating activities	$316
Net cash used for investing activities	(128)
Net cash used for financing activities	(408)
Effect of exchange rate fluctuations on cash	7

Net decrease in cash and equivalents	$(213)

Net cash provided by operating activities	$316
Less: Net purchase of property and equipment	(91)

Free cash flow (a)	$225

($ in millions)	Thirteen Weeks Ended April 30, 2005
Net cash provided by operating activities	$235
Net cash used for investing activities	(600)
Net cash used for financing activities	(526)
Effect of exchange rate fluctuations on cash	—

Net decrease in cash and equivalents	$(891)

Net cash provided by operating activities	$235
Less: Purchase of property and equipment	(122)

Free cash flow (a)	$113

RECONCILIATION OF GAP INC.’S EXPECTATION OF AT LEAST $900 MILLION IN FREE CASH FLOW FOR FISCAL YEAR 2006 TO A GAAP FINANCIAL MEASURE

($ in millions)	Projected Fifty-Three Weeks Ending February 3, 2007
Projected minimum net cash provided by operating activities	$1,575
Less: Projected net purchase of property and equipment	(675)

Projected minimum free cash flow (a)	$900

(a)	Free cash flow is a non-GAAP measure. We believe free cash flow is an important metric, as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.